EXHIBIT 99.1

TRANSCRIPT OF CONFERENCE CALL HELD SEPTEMBER 4, 2008

CORPORATE PARTICIPANTS

 Denise Roche
 Brainerd Communicators - IR

 Mike Duckworth
 Source Interlink Companies - Chairman

 Marc Fierman
 Source Interlink Companies - CFO

CONFERENCE CALL PARTICIPANTS

 Ben Mackovak
 Rivanna Capital - Analyst

 PRESENTATION

Operator

 Good afternoon, ladies and gentlemen, and welcome to Source Interlink Companies' fiscal 2009 second-quarter earnings teleconference call. (Operator Instructions).

Please note that Source Interlink has posted a supporting slide presentation on the Company's Web site, which is available on the Investor Relations page by selecting "Corporate Materials."

At this time, all participants are in a listen only mode. We will be conducting a question and answer session later in the conference. (Operator Instructions). The conference is being recorded today, Thursday, September 4, 2008.

At this time, I will turn the conference over to Denise Roche of Brainerd Communicators to read the forward-looking statements. Please go ahead.

 Denise Roche - Brainerd Communicators - IR

 Thank you. I would like to remind you that this conference and presentation contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the US Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, acquisition-related cost savings, future business plans, strategies and financial results and growth opportunities.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, and uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statement.

Factors that may cause actual results to differ include adverse trends in advertising spending, interest rate volatility, and the consequences of significantly increased debt obligations, price volatility in fuel, paper and other raw materials used in our businesses, market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products, our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, evolving markets for entertainment media, the ability to obtain products in sufficient quantities, adverse changes in general, economic or market conditions, the ability to attract and retain employees, intense competition in the marketplace, and other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its amended annual report on Form 10-KA filed with the SEC on May 30, 2008. With that, I will turn the call over to Mr. Duckworth.

 Mike Duckworth  - Source Interlink Companies - Chairman

 Thank you, Denise. Good afternoon, everyone, and thank you for joining us on Source Interlink's second-quarter fiscal 2009 earnings call.

Our second-quarter results were definitely tempered by the current economic environment. While we are achieving solid results in our fulfillment businesses, driven by market share growth and the continued benefits of our consolidation and cost reduction efforts, our higher margin media business is being significantly impacted by a challenging advertising environment and some softness at newsstand. Consequently, as I will discuss in a few minutes, we will reduce our overall outlook for the year.

While this is disappointing, we continue to improve our internal cost structure to position the Company for better performance and profitability once the economy rebounds.

In the second quarter, adjusted revenue increased slightly to approximately $578 million from the prior year's $571 million.

Second-quarter adjusted EBITDA was approximately $41 million, a 16.6% decline compared to the prior-year period. This decline was primarily attributable to our Source Interlink Media segment.

Let me briefly review each of our divisions and provide some context to our financial performance before Marc Fierman reviews the specific numbers for the quarter.

Jim Gillis, Alan Tuchman, and Steve Parr, who head our divisions, are also available for Q&A at the end of our prepared remarks.

At our publishing division, Source Interlink Media or SIM, revenue declined $18.3 million or 12.8% in Q2 compared to the same period last year, while adjusted EBITDA decreased $7.2 million or 20.6%.

Weakness in the advertising market accelerated in the second quarter, particularly in the Automotive and Marine segments. Advertising revenue was down $13.8 million or 16.7% in Q2.

Circulation revenue declined by $3.1 million or 7.3% in the second quarter, largely attributable to weaker newsstand sales in the Soaps, International Auto and Truck groups. Our Subscription revenue continues to hold relatively steady, declining only 2.7% versus the prior year.

In response to this softness, we have merged three underperforming titles with other portfolio titles and have implemented several other cost reduction initiatives. As a result of these initiatives, Consumer Marketing and Overhead expenses were $6.1 million lower in Q2 than the same period last year and $9 million lower through the first half compared to the prior year. The majority of these savings will carry into future years as permanent reductions in our cost structure.

We also continue to exploit opportunities to improve efficiency at the newsstand, where we expect to reduce draw by 11.1 million copies this year. And, we have successfully raised cover prices on approximately half of our titles with positive impact on EBITDA.

It is important to note that SIM's Automotive Group continues to outperform the overall Automotive advertising category. PIB reported a year-over-year decline of 21.3% in Automotive ad pages for the first half of calendar 2008 while print ad pages for SIM's Automotive Group declined only 12.5%.

We have also had recent success with several new launches, including Pixie -- a publication on teen celebrity news; Heavy Hitters -- a title focused on owners of exotic vehicles; and Camaro Performers, which has grown from a single issue publication to a frequency of nine times per year.

Our online business continued its history of growth despite the economy. Q2 online advertising revenue increased 13.2% versus the prior year, while unique visitors increased 23.7% and page views increased 18.3% year over year. This segment continues to make significant progress in the areas of content generation and sales. Our editorial teams have doubled their volume of web log postings over the last quarter, which has contributed to traffic growth.

Our sales force has focused on selling large integrated advertising packages, achieving notable successes with brands such as XM Radio, Castrol, Chrysler, and General Motors. In addition, we recently hired a Senior Vice President of Product Development, which completes the build out of our SIM Digital management team.

We continue to invest in our digital future, as well. During Q2, SIM completed its planned acquisition of the remaining minority stake in Automotive.com to assume 100% ownership of this key asset in our strategy to remain media neutral to our readers and advertisers.

We now have the ability to utilize the full resources of the Automotive.com organization for enhanced technical development, Internet marketing, and revenue generation across the entire SIM digital platform.

Turning to Periodical Fulfillment Services, revenue for the second quarter increased by 5.3% to $252 million and EBITDA increased 7% to $10 million, as better than expected manufacturing revenues have helped to offset general softness in the single copy sales during the first half.

EBITDA margins improved slightly to 4% from 3.9% as we continue to see the results from the integration of previously acquired assets and the ongoing rationalization of our infrastructure.

Our major distribution center consolidation continues also. To date, we have closed distribution centers in Minnesota and Nevada. In the third quarter, we will close two additional distribution centers in Texas and Pennsylvania. These closures and the associated adjustment of our logistics network are part of our continuing effort to reduce costs while better serving our customers.

As part of our effort to improve efficiency in magazine fulfillment, we have designed and implemented a Category Management system that can service all customers regardless of their class-of-trade. This system uses historical data from point-of-sale to determine an efficient distribution quantity for each store we service. This focus on store level demand is unique in our industry and should facilitate greater sell-through of our products.

We continue to push the industry towards SBT protocol that allows for store-level recycling of unsold product. By eliminating returns we can increase our reliance on third-party carriers and significantly reduce our freight costs.

We see continued growth in this segment as we secure additional business within our geographic footprint. By providing superior customer service and improved merchandising and promotional programs, we can increase same store sales and we continue to expand with our bookstore and wholesale club accounts.

In the second quarter, we were awarded the book distribution business for 2500 CVS drug stores. This is an expansion of our existing relationship with CVS, where we were already the magazine distributor. In addition, we were most recently recognized by Wal-Mart, the largest seller of magazines in the United States, as their Supplier of Excellence in this category.

In Manufacturing, we are experiencing one of our best years ever. Our manufacturing engineers are designing fixtures to maximize the sale of periodicals in the most efficient manner possible. Retail front-end merchandisers have always been a major contributor to the sale of periodicals and this strategic business unit allows Source greater input into this critical space for our customers.

This year, we benefited from two major rack manufacturing transactions. One program to re-rack Supervalu Group's front end and our deal with Ahold, which includes two of their largest U.S. divisions, Stop & Shop and Giant Landover.

We also added significant business with Wal-Mart, for whom we are manufacturing supplemental wings to their existing front-end fixtures. These Source designed wings have helped to increase Wal-Mart's magazine sales nationally.

Summarizing our DVD and CD Fulfillment business, revenue for the quarter increased approximately 6.5% or $12.6 million to $208 million. EBITDA decreased approximately $1 million due to higher freight and distribution costs.

DVD revenue grew 13.5% in Q2, while the overall industry was flat. Most of this growth came from our e-Commerce profit center, which experienced an increase in DVD revenue of 34.7% over the prior year as a result of increased business from high profile e-Commerce customers.

Overall, the CD industry declined about 16% for the period, partly as a result of fewer strong new releases compared to the prior year. However, our CD revenue was neutral as we continue to outperform the industry by building market share.

These market share increases have come from a pick-up of incremental business from both new and existing clients, particularly in our e-Commerce profit center.

In the second quarter, e-Commerce revenue grew overall by 24.8% as more and more retailers are utilizing our proprietary e-Commerce engine, which offers consumers a catalog of almost 300,000 music and movie titles. This segment continues to benefit from the ongoing shift from the traditional brick and mortar channels to the Internet.

We also continue realized efficiencies from our ongoing cost containment programs and the consolidation of our fulfillment center into the state-of-the-art facility in Shepherdsville, Kentucky. This facility began processing outbound services in June and will begin processing returns by October. As a result, we closed our Louisville facility in June and plan to close our old Shepherdsville DC in October.

Looking ahead, we expect to benefit from new business opportunities secured in the second quarter. These include -- being named the exclusive supplier of CDs to Kmart, which adds 900 stores to our relationship with this retailer; being awarded the direct-to-store distribution for certain independent music labels for Best Buy; and adding 20 H.E.B "Plus Stores" for full CD service.

Let me wrap up my remarks by updating you on our full-year outlook before handing the call over to Marc. As I alluded to in my opening remarks, the current economic environment and in particular the advertising market has required us to adjust our outlook for fiscal 2009.

While our full-year revenue expectations of between $2.4 billion and $2.5 billion remain unchanged, we are reducing our adjusted EBITDA outlook for fiscal 2009 to between $170 million and $180 million, and our adjusted EPS to the range of $0.48 to $0.67. We now expect that our business will generate free cash flow in the range of $10 million to $25 million for this fiscal year.

As you know, the advertising component of revenue in our SIM business is higher margin than our fulfillment business, so the softness we're seeing there has a disproportionate impact on adjusted EBITDA and free cash flow. At the same time, the continued expansion of share in our fulfillment businesses is supporting our revenue outlook, and the successful implementation of our cost initiatives helps to preserve adjusted EBITDA at reasonably solid levels given the current economy.

While the current conditions are difficult, we believe that our strategies are intact and our business fundamentals remain strong, as illustrated by the performance in our fulfillment businesses, the leadership positions our key magazine titles occupy, and the continued growth of our digital business. As a result, we are well positioned for improvement once the economy returns to a more normalized level of activity.

With that, I will turn the call over to Marc.

 Marc Fierman - Source Interlink Companies - CFO

 Thank you, Mike, and good afternoon, everyone. I will review our second-quarter and year-to-date consolidated operating results for the Company and its operating segments. I will also comment on certain cash flow and balance sheet items. As the operator mentioned at the outset of our call, we've also prepared a slide presentation that corresponds with some of our comments that can be accessed on the Investor Relations section of our Web site.

As discussed on our last call, the Company is reporting from four segments -- Periodical Fulfillment Services, DVD/CD Fulfillment, SIM, and Shared services. On a consolidated basis, prior year periods only include "Legacy Source," the reporting segments in place prior to the Source Interlink Media acquisition on August 1, 2007. Please note that Mike's discussion, as well as our release and slide presentation, provide some insight into SIM's historical revenue and EBITDA as a stand-alone entity for the comparable periods.

Consolidated second-quarter adjusted revenue increased 33% to $578 million, of which $125 million was contributed by SIM. Year-to-date adjusted revenue increased 31.1% to $1.193 billion, of which $250 million was contributed by SIM.

Second-quarter combined revenue for our two Fulfillment service businesses increased 5.8% to $460 million and year-to-date increased 5.3% to $958 million.

In Q2, the Periodical Fulfillment segment saw a Revenue increase of 5.3% to $252 million, while revenue in our DVD/CD segment increased 6.5% to $208 million.

In Q2, CD revenue remained flat at $100 million and DVD revenue increased approximately 13.5% to $103 million compared to the prior year same quarter.

Year-to-date, the Periodical Fulfillment segment saw a revenue increase of 7.8% to $521 million, while revenue in our DVD/CD segment increased 2.4% to $436 million.

Six-month CD revenue increased 1.2% to $211 million and DVD revenue increased 2.4% to $214 million compared to the prior six-month period.

Consolidated adjusted EBITDA in the second quarter increased 196.8% to $40.8 million, of which $27.9 was contributed by SIM. On a six-month basis, adjusted EBITDA increased 185.2% to $85.2 million, of which $53.7 million was contributed by SIM.

Q2 combined adjusted EBITDA for our two Fulfillment businesses decreased 2.5% to $17 million (sic - see press release).

The Periodical segment increased 7% to $10 million and the DVD/CD segment declined 13.5% to $7 million.

On a year-to-date basis, the combined EBITDA of our two Fulfillment businesses increased 5.3% to $39.5 million.

Year-to-date, the Periodical segment increased 23.4% to $23.2 million and the DVD/CD segment declined 12.9% to $16.3 million.

On a GAAP basis during the second quarter, the Company generated $12.4 million of free cash flow, while the six-month period yielded $6.5 million of negative free cash flow.

CapEx in Q2 was $10.4 million and $19 million for the year-to-date.

Depreciation of property and equipment was $8.6 million in the quarter and $15.7 million for the year-to-date.

Adjusted interest expense, net of income in Q2, was $27.4 million and excludes approximately $1.4 million of non-cash amortization of bridge loan fees. Adjusted interest expense, net of income for the six-month period, was $54 million and excludes approximately $3.7 million of non-cash amortization of bridge loan fees.

Q2 consolidated adjusted income from continuing operations was $5.4 million compared to $4.7 million last year and year-to-date was $15 million compared to $9.9 million last year.

Second-quarter adjusted earnings per share from continuing operations are $0.10 compared to $0.09 last year.

On a GAAP basis in Q2, the Company reported a loss from continuing operations of $15.9 million, or $0.30 per share, and that compares with income of $2.4 million, or $0.04 per share in the year-ago period. Year-to-date, on a GAAP basis, the Company reported a loss from continuing operations of $296.7 million, or $5.67 per share and that compares with income of $5.7 million, or $0.11 per share in the year-ago period.

As discussed on our last call, the reported GAAP net loss in the six-month period includes a Q1 non-cash impairment charge of $270.8 million or $5.18 per share for goodwill and other intangible assets related to the SIM acquisition

GAAP loss per share for the six months excluding the impairment charge would have been $0.49.

In June, the Company retired its $465 million bridge loan with the issuance of $465 million of seven-year senior unsecured notes, bearing interest at a fixed rate of 11.25%. Approximately $12 million in fees and expenses associated with this transaction were paid during the quarter.

As Mike mentioned, in July 18, the Company acquired the remaining 19.9% ownership of Automotive.com from its minority shareholders for $42 million, which was funded from our revolving credit facility.

Some balance sheet highlights as of July 31, 2008 are as follows -- we have cash on hand of $6.3 million. The average cash balance during the quarter was $8.8 million.

Our Revolving loan facility had a balance of $49.6 million and approximately $190 million of excess availability.

The average monthly revolver balance during the second quarter was $26 million. And, total debt was $1.416 billion.

I will now open the call for questions.

Operator

 (Operator Instructions). Ben [Mackovak], Rivanna Capital.

 Ben Mackovak - Rivanna Capital - Analyst

 Thanks for taking my call. Can you go through the debt real quick item by item?

 Marc Fierman - Source Interlink Companies - CFO

 Sure. As of July 31st, we had a revolver. It's a $300.5 million asset-based revolver that had a balance of $49.6 million. We also had a term loan that had a balance of $871.2 million. We had the senior unsecured notes that was $465 million, and we had other debt of a little over $30 million.

 Ben Mackovak - Rivanna Capital - Analyst

 Okay. And then can you just repeat the free cash flow number for the second quarter?

 Marc Fierman - Source Interlink Companies - CFO

 Sure. Free cash flow was $12.4 million.

 Ben Mackovak - Rivanna Capital - Analyst

 And negative $6.5 million Q1 and Q2 combined?

 Marc Fierman - Source Interlink Companies - CFO

 Correct.

 Ben Mackovak - Rivanna Capital - Analyst

 Thanks a lot.

Operator

 (Operator Instructions). Thank you. There are no questions registered at this time. I will turn the meeting back over to Mr. Mike Duckworth.

 Mike Duckworth - Source Interlink Companies - Chairman

 Thank you all for joining us. We look forward to reporting on our progress next quarter.

Operator

 Thank you. The conference is now over. Please disconnect your lines at this time. We thank you for your participation.